Exhibit T3A.1

CERTIFICATE OF INCORPORATION
OF A
PRIVATE LIMITED COMPANY

Company Number 9424525

The Registrar of Companies for England and Wales, hereby certifies that

TIG FINCO LTD.

is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered office is in England and Wales

Given at Companies House on 5th February 2015